Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen W. Ensign President & CEO

NEW HAMPSHIRE THRIFT BANCSHARES, INC. TO REDEEM

9.25% TRUST PREFERRED SECURITIES

Newport, New Hampshire, August 23, 2004 — New Hampshire Thrift Bancshares, Inc. (Nasdaq: “NHTB”) (the “Company”), the holding company for Lake Sunapee Bank, fsb (the “Bank”), and NHTB Capital Trust I (Nasdaq: “NHTBP”), a wholly-owned subsidiary of the Company (the “Trust”), announced today that the Trust has notified all holders of its 9.25% Capital Securities (the “Capital Securities Preferred Securities”) of its intention to redeem on September 30, 2004 (the “Securities Redemption Date”) all 1,640,000 of its Capital Securities at a redemption price equal to the $10 principal amount of each security plus all accrued and unpaid interest per security through the Securities Redemption Date (the “Trust Redemption Price”). The Trust’s action is taken pursuant to Section 4(f) of Annex I to the Amended and Restated Declaration of Trust of NHTB Capital Trust I, dated August 12, 1999. All interest accruing on the Capital Securities will cease to accrue effective the Securities Redemption Date.

The Trust is taking such action in connection with the concurrent redemption by the Company of all of its $16,907,300 9.25% Junior Subordinated Debentures Due 2029 (the “Debentures”), which are held exclusively by the Trust, on September 30, 2004 (the “Debenture Redemption Date”), at a redemption price equal to the principal outstanding amount of the Debentures plus interest accrued on the Debentures through the Debenture Redemption Date.

On March 30, 2004, NHTB Capital Trust II (“Trust II”), a Connecticut statutory trust formed by the Company, completed the sale of $10.0 million of 6.06%, 5 Year Fixed-Floating Capital Securities (“Capital Securities II”) and NHTB Capital Trust III (“Trust III”), a Connecticut statutory trust formed by the Company, completed the sale of $10.0 million of 3.90%, Floating Capital Securities, adjustable quarterly at three month LIBOR plus 2.79% (“Capital Securities III”). The Company will use the proceeds of these offerings to redeem the Capital Securities and the Debentures.

As a result of the redemption of the Debentures and the Capital Securities, the Company will incur a pre-tax charge of $765,000 to earnings in the third quarter of 2004. Based on current interest rates, the combined effect of the redemption of the Capital Securities and the issuance of Capital Securities II and Capital Securities III will reduce the Company’s pre-tax interest expense by approximately $500,000 annually. After giving effect to the redemption, the Company’s Tier I capital ratio of 7.01% will remain unaffected.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fourteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

The preceding discussion contains certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to: general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. In particular, these issues may impact management’s estimates used in evaluating market risk and interest rate risk in its GAP and Net Portfolio Value (NPV) tables, loan loss provisions, classification of assets, accounting estimates and other estimates used throughout this discussion. The Company disclaims any obligation to subsequently revise any forward-looking statements, or to reflect the occurrence of anticipated or unanticipated events.